Summary Translation	Exhibit 4.65

Loan Agreement

Contract No.：2011JIYINDAIZIDI11100175

Borrower：Hebei Xuhua Trading Co., Ltd.

Lender：CITIC Shijiazhuang Branch

Signing Date：March 7, 2011

Loan Amount：RMB150, 000,000

Length of maturity：From March 9, 2011 to March 9, 2012

Use of Loan：Vehicle purchase

Loan Interest：6.666%

Date of Draft：March 9, 2011

Withdrawal Amount：RMB150, 000,000

Payment Method：  The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date：March 9, 2012

Loan Guarantee：Guaranty of Pledge

- Hebei Chuangjie Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2011JIYINZUIQUANZHIDI11140176.